UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 16, 2012

HIGHER ONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

115 Munson Street
New Haven, CT	06511

(Address of principal executive offices)	(Zip Code)
                  (203) 776-7776
(Registrant’s telephone number,
including area code)
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

    On October 16, 2012, Higher One, Inc. (“Higher One”), a wholly-owned subsidiary of Higher One Holdings, Inc. (the “Company”) entered into a definitive credit agreement to replace its $50 million revolving credit facility with a new five-year senior secured revolving credit facility in an amount of $200 million (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, swingline lender and letter of credit issuer and other lenders party thereto.  The amount available to be drawn under the Credit Agreement may be increased by an additional $100 million upon our request and the agreement of the lenders party to the Credit Agreement.

    Each of the Company, Higher One Machines, Inc., Higher One Real Estate, Inc. and Higher One Real Estate SP, LLC (collectively, together with Higher One, the “Loan Parties”) is a guarantor of Higher One’s obligations under the Credit Agreement.  Loans drawn under the Credit Agreement are secured by a perfected first priority security interest in all of the capital stock of Higher One and its domestic subsidiaries, and substantially all of each Loan Party’s tangible and intangible assets, including intellectual property.

    Borrowings by Higher One under the Credit Agreement may be used for general corporate purposes.  The Credit Agreement also permits the issuance of letters of credit of up to $20 million and swing line loans of up to $10 million to fund working capital needs.  The loans drawn under the Credit Agreement are payable in a single maturity on October 16, 2017.  As of October 17, 2012, Higher One had $30 million outstanding under the Credit Agreement.

    Amounts outstanding under the Credit Agreement accrue interest at a rate equal to either (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”) plus a margin of between 1.75% and 2.25% per annum (depending on Higher One’s funded debt to EBITDA ratio) or (ii) a fluctuating base rate tied to the federal funds rate, the administrative agent’s prime rate and BBA LIBOR, adjusted by a margin of between (1.25%) and 0%, subject to a minimum of 2% (depending on Higher One’s funded debt to EBITDA ratio). Interest is payable on the last day of each interest period selected by Higher One under the Credit Agreement and, in any event, at least quarterly.  Higher One pays a commitment fee ranging from 0.25% and 0.375% on the daily average undrawn portion of revolving commitments under the Credit Agreement, which accrues and is payable quarterly in arrears. Higher One must also pay certain agent fees.

    The Credit Agreement contains certain affirmative covenants including covenants to furnish the lenders with financial statements and other financial information and to provide the lenders notice of material events and information regarding collateral.  The Credit Agreement also contains certain negative covenants that, among other things, restrict Higher One’s ability, subject to certain exceptions, to incur additional indebtedness, grant liens on its assets, undergo fundamental changes, make investments, sell assets, make restricted payments, change the nature of its business and engage in transactions with its affiliates.  In addition, the Credit Agreement contains certain financial covenants that require Higher One to maintain EBITDA on a consolidated basis for the prior four fiscal quarters of at least $50 million, a funded debt to EBITDA ratio not to exceed 2.50 to 1.00 between October 16, 2012 and December 31, 2014 and 2.00 to 1.00 thereafter, and a fixed charge coverage ratio of at least 1.25 to 1.00.

    A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of the Credit Agreement.

Item 1.02.  Termination of a Material Definitive Agreement

    In connection with and effective upon the execution and delivery of the Credit Agreement described in Item 1.01 above, Higher One terminated its then-existing Credit Agreement (the "Prior Credit Agreement"), dated as of December 31, 2010, among Higher One, Bank of America, as administrative agent, and the lenders party thereto, which was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2011. All amounts outstanding under the Prior Credit Agreement were repaid in full using borrowings available under the Credit Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01.  Other Events.

On October 18, 2012, the Company issued a press release. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibits	Description

10.1	Credit Agreement, dated as of October 16, 2012, by and among Higher One, Inc., and Bank of America, N.A.

99.1	Press Release of Higher One Holdings, Inc., dated October 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2012

HIGHER ONE HOLDINGS, INC.

By:	/s/ Mark Volchek
Name:	Mark Volchek
Title:	Chief Executive Officer